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                                                                  Exhibit (b)(5)

                              PORTICO FUNDS, INC.

                             Amendment of By-Laws
              Adopted by the Board of Directors on June 13, 1997



Amendment to By-Laws.
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               RESOLVED, that the first sentence of Section 1, Article III of the By-Laws be amended and restated as follows:

                    "The Board of Directors shall consist of six (6) members."